ILLUMINA, INC.
Insider Trading Compliance Program
To take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Illumina has adopted the policies and procedures described in this Memorandum.
I.Adoption of Insider Trading Policy.
Illumina has adopted the Insider Trading Policy attached as Exhibit A (the “Policy”), which prohibits trading based on Material Non-Public Information (as defined in the Policy). The Policy covers officers, directors and all other employees of, contractors at or consultants to, Illumina, as well as family members of such persons, and others, in each case where such persons have or may have access to such information. The Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of the Policy and applicable securities laws as if they were for the individual’s own account. The Policy (or a summary thereof) is to be delivered to all new employees and consultants on the commencement of their relationships with Illumina, and is to be circulated to all employees at least annually.
II.Designation of Certain Persons.
Illumina has determined that (1) the members of Illumina’s Board of Directors and those officers who are subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (collectively, “Section 16 Individuals”), (2) those employees having a title of “Senior Vice President” or above who are not Section 16 Individuals (collectively, “Senior Executives,” and (3) those persons listed on Exhibit B, are required to obtain the preclearances described in the Policy, in that Illumina believes such persons have, or are likely to have, frequent access to Material Non- public Information. Exhibit B may be amended by Illumina from time to time. Under special circumstances, certain persons not listed on Exhibit B may come to have access to Material Non- Public Information for a period of time and will be listed on Exhibit B during such period. In addition, during such period, such persons are also required to obtain the preclearance described in Section 4 under “Specific Policies” below during such period.
III.Appointment of Compliance Person.
Illumina has appointed its Chief Legal Officer as the Insider Trading Compliance Officer.
IV.Duties of the Insider Trading Compliance Officer
The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:
A.Preclearance of all purchases involving Illumina’s securities and Qualified Trading Plans (as defined in the Policy) for Section 16 Individuals and Senior Executives.
B.Preclearance of all purchases or sales involving Illumina’s securities by those persons listed on Exhibit B.
C.Granting exemptions from the requirement that Section 16 Individuals and Senior Executives execute purchases or sales of Illumina’s securities pursuant to Qualified Trading Plans.
D.Assistance in the preparation of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.
E.Distribution of periodic reminders to all Section 16 Individuals regarding their obligations to report.

F.Performance of cross-checks of available materials, which may include Forms 3, 4, and 5, Form 144, officers and directors questionnaires, and reports received from Illumina’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Material Non-Public Information.
G.Distribution of the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on at least an annual basis, and provision of the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Non-Public Information.
H.Assisting Illumina’s Board of Directors in implementation of this Program and the Policy.
I.Determining the persons who should be listed on Exhibit B.
J.Determining whether a Temporary Blackout Period (as defined in the Policy) should be implemented or terminated and the persons who should be subject to any Temporary Blackout Period.

Exhibit A

ILLUMINA, INC.

Insider Trading Policy and
Guidelines with Respect to Certain Transactions in Company Securities
_________________

This Policy provides guidelines to employees, officers, and directors of Illumina, Inc. and its subsidiaries (“Illumina” or the “Company”) with respect to transactions in Illumina’s securities.
Applicability of Policy

This Policy applies to all transactions in Illumina’s securities, including common stock, options for common stock and any other securities Illumina may issue from time to time, such as preferred stock, warrants, convertible debentures, and contingent value rights, as well as to derivative securities relating to Illumina’s stock, whether or not issued by Illumina, such as put and call options and collars. This Policy applies to all officers of Illumina, all members of Illumina’s Board of Directors, and all employees of, contractors at, or consultants to, Illumina, and any person who receives Material Non- Public Information from any such individual (collectively, “Insiders”). This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. In addition, this Policy applies to all transactions by Insiders in Illumina’s securities regardless of how or where the securities are held (e.g., a Company provided brokerage account or private brokerage account).
Where specifically stated, this Policy also applies to transactions by Illumina in its securities.
Statement of Policy

Federal and state securities laws (especially Rule 10b-5 under the Exchange Act prohibit the purchase or sale of a company’s securities by persons who are aware of Material Non-Public Information (as defined herein). These laws also prohibit persons who are aware of such Material Non-Public Information from disclosing this information to others who may trade in a company’s securities. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
The Securities and Exchange Commission (the “SEC”) has created an exception from these restrictions on purchases or sales of a company’s securities pursuant to Qualified Trading Plans (as defined below) that meet certain requirements. These Qualified Trading Plans are also known as Rule 10b5-1 plans.
General Policy

It is the policy of Illumina to prohibit the unauthorized disclosure of any non-public information acquired in the work-place and the use of Material Non-Public Information in securities trading.
Specific Policies

1.No Trading or Causing Trading While in Possession of Material Non-Public Information.

No Insider may:
•purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by Illumina, while in possession of Material Non-Public Information;

•communicate Material Non-Public Information to ("tip") any other person, including family members and friends, or otherwise disclose such information without Illumina’s authorization;
•purchase or sell any security of any other company (including all significant collaborators, customers, partners, suppliers, or competitors of Illumina) while in possession of Material Non-Public Information that may materially affect the value of such other company’s securities if such Material Non-Public Information was obtained in the course of his or her involvement with Illumina; or
•communicate any Material Non-Public Information about any other company that was obtained in the course of his or her involvement with Illumina to any other person, including family members and friends, or otherwise disclose such information without Illumina’s authorization.
2.Sales by Section 16 Individuals and Senior Executives Limited to Qualified Trading Plans.

Section 16 Individuals and Senior Executives may only engage in transactions involving the purchase or sale of Illumina’s securities, including any offer to purchase or offer to sell, pursuant to a Qualified Trading Plan. The requirement to engage in such transactions only pursuant to a Qualified Trading Plan applies to transactions executed by the Section 16 Individuals and Senior
Executives, but does not apply to transactions executed by others (including members of the immediate family or household of Section 16 Individuals or Senior Executives). Illumina recognizes that there may be situations where imposition of this requirement would create practical difficulties, such as where a Section 16 Individual or Senior Executive possesses investment power over Company securities owned by others, including minor children, for whom a Qualified Trading Plan might not be available or suitable. In such circumstances, the Insider Trading Compliance Officer is authorized to grant exemptions from this requirement to facilitate transactions that are otherwise implemented in accordance with this Policy.
With respect to the purchase of Illumina’s securities, including any offer to purchase, Section 16 Individuals and Senior Executives may either conduct such transactions pursuant to a Qualified Trading Plan or through the use of the preclearance procedures described in Section 4 below.

Procedures and certain considerations with respect to Qualified Trading Plans are discussed in more detail under “Qualified Trading Plans” below.

3.Trading Window.

It is Illumina’s belief that all Insiders have the ability from time to time to come into possession of Material Non-Public Information. To ensure compliance with this Policy and applicable federal and state securities laws, Illumina and all Insiders are prohibited from conducting transactions involving the purchase or sale of Illumina's securities during the “Blackout Periods” set forth below, except pursuant to a Qualified Trading Plan.
•Quarterly Blackout Periods. Trading in Illumina's securities is prohibited during the period beginning at the close of the market on the 23rd calendar day prior to the last day of the fiscal quarter and ending at 4:00 p.m. (Eastern time) on the first Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year. During these periods, Illumina and all Insiders generally possess or are presumed to possess Material Non-Public Information about Illumina's financial results. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Global Select Market is open for trading.

•Temporary Blackout Periods. From time to time, other types of Material Non- Public Information regarding Illumina (such as negotiation of mergers, acquisitions, or dispositions; new product developments; or investigations or audits) may be pending and not be publicly disclosed. While such Material Non-Public Information is pending, Illumina may impose special, temporary blackout periods (“Temporary Blackout Periods”) during which all or certain Insiders are prohibited from trading in Illumina's securities. If Illumina imposes a special blackout period, it will notify the affected individuals. Following the termination of any Temporary Blackout Period, Illumina will notify the affected individuals. The existence of a Temporary Blackout Period is itself Material Non-Public Information and should not be communicated to any other person.

In addition, transactions involving the purchase or sale of Illumina’s securities by members of the immediate family or household of any Insider may result in that person’s transactions being attributable to such Insider. Accordingly, transactions by members of the immediate family or household of any Insider should be treated for the purposes of this Policy as if they were for the account of such Insider. Illumina strongly encourages that all members of the immediate family or household of any Insider refrain from effecting transactions in Company securities (that are outside of a Qualified Trading Plan) during a Blackout Period.
Open orders, such as limit orders or stop orders, that are not under a Qualified Trading Plan must be cancelled before a quarterly Blackout Period begins or immediately after becoming subject to any Temporary Blackout Period.
Illumina’s Chief Executive Officer is authorized to approve, with the advice of Illumina’s Chief Legal Officer, a proposed sale by an Insider of Illumina’s securities in the public market outside a Qualified Trading Plan and during a Blackout Period, but only in the case of extreme hardship and only where circumstances indicate that such proposed sale would not violate applicable law and the Insider has expressly confirmed that he or she is not in actual possession of Material Non-Public Information.
Any period that is not during a Blackout Period for any applicable Insider is referred to as a “Trading Window,” with respect to such Insider.
4.Preclearance of Trades or Qualified Trading Plans by Section 16 Individuals, Senior Executives, and Those Persons Listed on Exhibit B.

(a)Section 16 Individuals and Senior Executives. Any Section 16 Individual or Senior Executive who intends to make purchases involving Illumina’s securities, even during a Trading Window, or establish or modify a Qualified Trading Plan (whether to sell Illumina securities as required by this policy or to purchase Illumina securities) must first comply with Illumina’s preclearance process and should contact Illumina’s Insider Trading Compliance Officer at least two business days prior to establishing any Qualified Trading Plan or the planned date for any purchase of Illumina securities. Section 16 Individuals and Senior Executives shall provide the Insider Trading Compliance Officer with any requested information about the Qualified Trading Plan, planned purchase or their holdings in Illumina securities generally and may not execute any Qualified Trading Plan or purchases in Illumina’s securities without the express prior approval of the Insider Trading Compliance Officer. Any approval provided by the Insider Trading Compliance Officer will expire after five business days even if the Qualified Trading Plan or planned purchase was not executed.

(b)Persons listed on Exhibit B. Illumina has determined that any person listed on Exhibit B (the “Covered Persons”) who intends to trade in Illumina’s securities (including pursuant to a Qualified Trading Plan), even during a Trading Window, must first comply with Illumina’s preclearance process and should contact Illumina’s Insider Trading Compliance Officer at least two business days prior to the planned date for any trade in Illumina’s securities. Covered Persons shall provide the Insider Trading Compliance Officer with any requested information about the planned trade or their holdings in Illumina securities generally and may not execute any trades in Illumina’s securities without the express prior approval of the Insider Trading Compliance Officer. Any approval provided by the Insider Trading Compliance Officer will expire after five business days even if the planned trade was not executed.

(c)Other Individuals. Illumina may also find it necessary, from time to time, to require compliance with the preclearance process from certain other Insiders.
5.Individual Responsibility.

Every Insider has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in Illumina’s securities even if he or she planned to make the transaction before learning of the Material Non- Public Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
6.Confidentiality of Non-Public Information.

Non-public information relating to Illumina is the property of Illumina and the unauthorized disclosure or unauthorized use of such information is forbidden. In particular, any exchange or discussion of information concerning Illumina in social media, “chat rooms,” on “message boards,” through e-mail or any similar electronic format is forbidden.
7.Short Sales, Hedging, and Trading in Common Stock Derivative Securities.

Insiders shall not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Illumina’s equity securities; engage in short sales or pledging of Illumina’s securities; or enter into any transactions with put or call options or any other derivative security on Illumina’s common stock.
Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading.

Penalties for violation of these policies and procedures may involve any appropriate remedy, including termination of employment. In addition, the SEC and criminal prosecutors vigorously enforce insider trading laws. SEC penalties include fines of up to three times the gains or losses avoided and can be imposed upon the trader and the tipper. The SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws. The SEC also may bar a violator from future service as a director or officer of a public company. Federal criminal authorities may seek penalties that include fines of up to $5,000,000 and 20 years in prison. In addition, current law authorizes enforcement authorities to award substantial dollar “bounties” to persons who provide information leading to the imposition of an insider trading penalty. Finally, private lawsuits also may be brought against illegal traders by persons who traded without access to the material, non-public information and incurred losses.
2.Liability for Tipping.

Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information regarding Illumina or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Illumina’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions.

Employees of Illumina who violate this Policy shall also be subject to disciplinary action by Illumina, which may include ineligibility for future participation in Illumina’s equity incentive plans or termination of employment.
Applicability of Policy to Material Non-Public Information Regarding Other Companies
This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies, including Illumina’s customers, vendors or suppliers (“business partners”) or competitors, when that information is obtained in the course of employment with, or other services performed on behalf of, Illumina. Civil and criminal penalties, and termination of employment, may result from trading on Material Non-Public Information regarding Illumina’s business partners. All employees should treat Material Non-Public Information about Illumina’s business partners or competitors with the same care required with respect to information related directly to Illumina. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.
Definition of Material Non-Public Information
Material Non-Public Information is information, whether negative or positive, that is reasonably likely to be considered important to an investor in making an investment decision to purchase, sell, or hold Illumina’s securities, that has not been previously disclosed to the general public and that is otherwise not available to the general public. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
•Financial results
•Projections of future earnings or losses
•Significant changes in Illumina’s prospects
•News of a pending or proposed merger
•News of the disposition of a subsidiary
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial customer or supplier
•Changes in dividend policy
•New product announcements of a significant nature
•Significant product defects or modifications
•Significant pricing changes
•Stock splits
•New equity or debt offerings
•Acquisitions
•Significant litigation exposure due to actual or threatened litigation
•Significant cybersecurity incidents
•Changes in senior management.

Certain Exceptions
For purposes of this Policy, Illumina considers the exercise of stock options for cash under Illumina’s stock option plans or the purchase of shares under Illumina’s employee stock purchase plan (but not the sale of any such shares) to be exempt from this Policy, since the other party to the transaction is Illumina itself and, with respect to stock options, the price does not vary with the market but is fixed by the terms of the option agreement or the stock option plan. Similarly, the following transactions undertaken to satisfy tax obligations are likewise exempt from this Policy: the vesting of restricted stock units and the net issuance of shares (which effectively involves disposing vested shares to Illumina) and automatic open market sale (where employees cannot designate sale price or exact number of shares to sell).
In addition, for purposes of this Policy, Illumina considers that bona fide gifts of Illumina’s securities are exempt from this Policy; provided that (a) if the Insider is currently subject to a Blackout Period, the donee must expressly agree not to sell or transfer the shares received until the applicable Blackout Period is lifted and communicated to the donee by the Insider, and (b) if the Insider is a Section 16 Individual, all such bona fide gifts must be reported to the Insider Trading
Compliance Officer within 24 hours of making the gift in order to facilitate compliance with applicable reporting requirements.
Qualified Trading Plans
Purchases or sales of Illumina’s securities made pursuant to a Qualified Trading Plan are exempt from the restrictions on trading while in possession of Material Non-Public Information and are exempt from the limitations imposed during Blackout Periods. For purposes of this exception, a “Qualified Trading Plan” is a written plan for (a) with respect to individuals, purchasing or selling Company securities, and (b) with respect to Illumina, purchasing Company securities, which meets each of the following requirements:
(1)the terms of the plan are approved in advance by Illumina’s Insider Trading Compliance Officer;
(2)the plan is not adopted during a Blackout Period;
(3)the plan is adopted when Illumina or individual, as applicable, is not in possession of Material Non-Public Information;
(4)for Section 16 Individuals, trading under the plan does not commence until the later of (a) 90 days after the plan is adopted or modified and (b) two business days following the disclosure of Illumina’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified; for any person other than Section 16 Individuals (not including the Company) trading under the plan does not commence until 30 days after the plan has been adopted or modified;
(5)the plan is adhered to strictly;
(6)the plan either (a) specifies the amount of securities to be purchased or sold and the date on which the securities are to be purchased or sold, (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (c) does not permit any insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the Material Non-Public Information when doing so;
(7)the plan must be effective for a period of at least one year;
(8)the plan is entered into in good faith and not as part of a plan or scheme to evade prohibitions of Section § 240.10b5-1(c)(1)(C) of the Code of Federal Regulations (“Rule 10b5-1”) and contains a representation to that effect;

(9)the plan conforms to the rules restricting overlapping and single-trade plans included in Rule 10b5-1; and
(10)at the time the plan is adopted, there are no other plans in effect that allow for trades during the same period covered by the new plan.
All individual plans must be set up using the standard legal template Illumina has previously negotiated with a designated broker.
Following the adoption, termination, or modification of any Qualified Trading Plan, Illumina will: (1) disclose in its next Form 10-Q (or Form 10-K for the fourth fiscal quarter) whether, during the most recently completed fiscal quarter any Section 16 Individual has adopted, modified, or terminated a Qualified Trading Plan, and (2) provide a description of the material terms of the Qualified Trading Plan, other than pricing terms.
Adoption of a Qualified Trading Plan does not preclude trading Illumina securities outside of the plan that otherwise is in accordance with this Policy. However, individuals should be cognizant of the fact that the Rule 10b5‐1 affirmative defense will not apply to such trades outside of a Qualified Trading Plan. Individuals who adopt a Qualified Trading Plan (including Section 16 Individuals and Senior Executives who are required to make sales of Illumina securities pursuant to a Qualified Trading Plan) may not buy or sell Company securities to use a hedging strategy to offset their plan trades while a plan is in effect. In addition, under Rule 10b5-1, individuals may not have further influence over whether, when or how the trades under the Qualified Trading Plan are made once the plan is put in place, and therefore their trading outside of the Qualified Trading Plan must not have a direct or indirect influence on the trading instructions under the Qualified Trading Plan. In other words, securities subject to the Qualified Trading Plan should not be purchased or sold outside the Qualified Trading Plan. Any trading outside of a Qualified Trading Plan may be subject to heightened scrutiny and, depending on the circumstances, it may be advisable not to engage in any trading outside the Qualified Trading Plan.

Additional Information - Section 16 Individuals
All Section 16 Individuals must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any Section 16 Individual who purchases and sells Illumina’s securities in a non- exempt transaction within a six-month period must disgorge all profits to Illumina whether or not he/she had knowledge of any Material Non-Public Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under Illumina’s option plans, nor the exercise of that option, nor the receipt of stock upon vesting of a restricted stock unit or under Illumina’s employee stock purchase plan is subject to the disgorgement provisions; however, the sale of any such shares is generally subject to the disgorgement provisions under Section 16.
Inquiries
Please direct your questions as to any of the matters discussed in this Policy to Illumina’s Insider Trading Compliance Officer.